EMPLOYMENT AGREEMENT

                             For Paul D. Siomkos

      THIS EMPLOYMENT AGREEMENT ( the "Agreement") is made as of the 26th day of February, 1998, by and between Paul D. Siomkos, an individual residing at 108 Ridgecrest Road, Stamford, Connecticut 06903 ("Employee"), and Noise Cancellation Technologies, Inc., a Delaware corporation (the "Company"), with executive offices at One Dock Street, Stamford, Connecticut, 06902.

      WHEREAS, the Company is engaged in the business of making, using, selling and developing technology and products related to active wave management and the reduction and elimination of noise and/or vibration; and

      WHEREAS,   Employee  has  a  significant  degree  of  expertise  in  the
Company's business; and

      WHEREAS, the Company wishes to employ Employee, and Employee wishes to work for the Company, in the capacity of Senior Vice President Operations.

      NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.    TERM OF AGREEMENT.

      This Agreement shall be effective from the date first above written ("Effective Date") and its initial term shall continue in effect through the fourth anniversary of the Effective Date (such four year period being the "Initial Term"). The Company agrees that the Employee may be required to give four weeks notice of termination to his current employer and may not start until April 20, 1998. The Employee agrees that his base salary compensation will begin on April 20, 1998. This Agreement shall automatically be renewed for a successive four-year periods ("Renewal Term") unless at least sixty (60) days prior to the end of each term either party hereto gives written notice to the other party of its intention not to renew this Agreement. This Agreement may be terminated at any time during its Initial Term or during the Renewal Term solely in accordance with the terms and conditions of Section 6 hereof.

2.    EMPLOYMENT.

      Section 2.1 Position.

      (a) The Company hereby employs Employee in a professional capacity with the title of Senior Vice President Operations, and Employee hereby accepts such employment and undertakes and agrees to serve in such capacity.

      (b) Employee shall work exclusively with the Company in providing management of product engineering, product production, product distribution and operations.

      Section 2.2 Scope of Service.

      During the Initial Term and any renewal term of this Agreement, Employee shall devote his exclusive working time and attention during normal business hours to the business and affairs of the Company. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents perform all of the duties that may be required of and from him as Senior Vice President Operations as determined from time to time by the Company's President and Board of Directors and pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of the Company. Employee shall not accept employment from any third party as an employee or consultant, serve on the board of directors or similar governing body of any third party, or otherwise assume outside responsibilities that would impair his ability to devote his exclusive working time and attention to the Company's business and affairs without the written consent of the Company. Employee shall inform the Company in writing thirty (30) days prior to undertaking any such position or responsibilities.

      Section 2.3 Communication to Employer.

      From the Effective Date of this Agreement until termination, Employee shall communicate and channel to the Company all knowledge, business, and customer contacts and any other matters or information that concerns or is in any way beneficial or detrimental to the business of the Company, including any inventions or ideas that may be useful to the Company in its research and development efforts, or in the manufacture, use or sale of its products or the licensing of its technologies, whether acquired by Employee before or during the term of this Agreement; provided, however, that nothing under this Agreement shall be construed as requiring such communications where the information is lawfully protected from disclosure as a legitimate trade secret of a third party. Any such information communicated to the Company as stated above shall be and remain the property of the Company, notwithstanding subsequent termination of this Agreement.

      Section 2.4 Location.

      (a) Employee shall render services under this Agreement at the Company's facilities located in the environs of Stamford, Connecticut. Employee agrees to assist in the relocation of the company's operations from Linthicum, Maryland to Connecticut.

      (b) Employee agrees to make business trips at such times and to such locations as may be reasonable and necessary in performance of his services under this Agreement.

3.    COMPENSATION.

      Section 3.1

      (a) In consideration of the services rendered hereunder, the Company shall pay Employee during the Initial Term of this Agreement a base salary at the rate of one hundred fifty thousand Dollars ($150,000) per annum ("Base Salary"). Employee and the Company may agree on a higher Base Salary during the Initial Term or for any renewal term of this Agreement but if they do not agree by the beginning of a renewal term, Employee's Base Salary shall be the Base Salary he received in the year immediately prior to the renewal term.
      (b) The Base Salary shall be payable by the Company to Employee in equal semi-monthly installments no later than the first and fifteenth business day of each month.

      (c) The Company shall reimburse Employee for all reasonable and necessary expenses (including travel expenses) incurred by him in the performance of his duties under this Agreement. Such reimbursements shall be timely made by the Company upon submission by Employee of vouchers itemizing such expenses, in form and substance reasonably satisfactory to the Company.

      Section 3.2 Incentive Bonus.

      To further the attainment of the Company's objectives, the Company may from time to time pay Employee an incentive bonus. The time and amount of such incentive bonus shall be in the sole discretion of the Company. The Company agrees to set up a mutually agreed upon bonus program each year.

      Section 3.3 Fringe Benefits.

      In addition to the compensation provided for above, so long as Employee is employed by the Company under this Agreement, Employee shall be entitled to receive from the Company all other vacation and fringe benefits including major medical and life and disability insurance coverage, as are from time to time generally provided by the Company to its officers and other employees attached as Exhibit C Standard Benefits.

      Section 3.4 Equity Participation.

      In further consideration of the services rendered hereunder, the Company agrees to grant to Employee the equity participation rights in the Company set forth in Exhibit A & D attached hereto.

      Section 3.5 Car Allowance.

      The company will pay the employee a monthly car allowance of $1,000.

4.    CONFIDENTIALITY,   INVENTIONS,   NON-COMPETITION,   AND   NON-SOLICITATION
      AGREEMENT.

      Section 4.1 Agreement.

      As a condition to his employment hereunder, Employee shall execute and deliver the Company's standard form of "Employee's Confidentiality, Non-Competition and Invention Agreement" in substantially the form attached hereto as Exhibit B (the "NCT Standard Agreement"). Upon execution and delivery thereof, the terms and conditions of the NCT Standard Agreement shall be incorporated into and made a part of this Agreement and shall be enforceable in conjunction herewith, provided that the NCT Standard Agreement shall survive any termination of this Agreement, and shall remain enforceable and in full force and effect in accordance with its terms at all times irrespective of any reason for termination of this Agreement.

      Section 4.2 Breach of Contract.

      Employee represents and warrants that his performance of all the terms of this Agreement, and of the NCT Standard Agreement, does not and will not breach any agreement not to compete, any agreement to keep in confidence proprietary information, knowledge or data acquired or received by him in confidence or in trust, or any other agreement to which Employee is a party. Employee agrees not to enter into any agreement or undertaking, either written or oral, which would be in conflict with this Agreement or the NCT Standard Agreement. The representations and covenants by Employee under this Section 4.2 shall survive any termination of this Agreement.

5.    SPECIFIC PERFORMANCE.

      The parties hereby declare that the rights of the Company under Section 4 of this Agreement and under the NCT Standard Agreement are of a unique nature, the loss of which may cause irreparable harm, and that it may be impossible to measure in money the damages which will accrue to the Company by reason of the loss of such rights or a failure by Employee to perform or adhere to any of the obligations under Section 4 of this Agreement or under the NCT Standard Agreement. Employee expressly acknowledges that remedies at law alone will be inadequate to compensate the Company for any breach or violation of any of the provisions of Section 4 of this Agreement or the NCT Standard Agreement and that the Company, in addition to all other remedies hereunder or thereunder, shall be entitled, as a matter of right, to temporary and permanent injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction.

6.    TERMINATION.

      Section 6.1 Termination by the Company for Cause.

      The Company may terminate this Agreement and Employee's employment hereunder for "Cause" which shall be limited to any one of the following:

      (a) Repeated and documented refusal or inability by Employee to perform substantially the duties and obligations of his employment and upon thirty (30) days written notice to Employee of the Company's finding of such refusal or inability to perform substantially the duties and obligations of his employment;

      (b) Commission by Employee in the performance of his duties: of willful misconduct, actionable negligence, fraudulent acts or acts of dishonesty, disloyalty or breach of trust against the Company, including breach or violation of any provision of the NCT Standard Agreement, or other illegal acts or omissions, and upon reasonably prompt written notice to Employee of the Company's finding of any such misconduct, act or omission;

      (c) Employee's permanent disability (for the purposes of this Agreement, permanent disability shall mean Employee's inability, whether mental or physical, to perform the regular duties of his employment on a full-time basis for six (6) consecutive months); or

      (d) Employee's death (for which no notice is required).

      Section 6.2 Termination by the Company Without Cause.

      The Company may terminate this Agreement and Employee's employment hereunder without Cause, upon thirty (30) days prior written notice.

      Section 6.3 Termination by Employee.

      Employee may terminate this Agreement and his employment hereunder:

      (a)   voluntarily, upon sixty (60) day written notice to the Company; or

      (b) at any time, upon immediate written notice to the Company due to any material breach of this Agreement by the Company; or,

      (c) upon five (5) day written notice to the Company in the event of a substantial change in control of the Company. For the purposes of this Agreement, a substantial change in control shall mean: 1) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement; provided that such a change in control shall be deemed to have occurred only if and when any "person" (as the term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes a beneficial owner directly or indirectly of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities or 2) a liquidation or dissolution of the company or 3) an agreement for the sale or other disposition of all or substantially all of the assets of the company.

      Section 6.4 Return of Property Upon Termination.

      Upon termination of this Agreement for any reason, or whenever requested by the Company, Employee shall immediately return to the Company all of the Company's property including, but not limited to items specified in the NCT Standard Agreement, and all books, notes, equipment, prototypes, documentation and other things used or prepared by Employee's possession or under his control.

      Section 6.5 Severance.

      If this Agreement is terminated pursuant to Section 6.1 or to clause (a) of Section 6.3 above, during the Initial Term or during any Renewal Term, or by Employee's electing not to renew this Agreement at the end of the Initial Term or any Renewal Term, Employee shall have no right to severance pay or any other cash or other consideration or employer provided benefits from the Company other than Base Salary payments and vacation accrued but unpaid as of the termination date and vested stock options exercisable in accordance with the stock option plan attached as Exhibit D.

      If this  Agreement is terminated  pursuant to Section 6.2 or clause (b) or
(c) of Section 6.3, the Company shall pay Employee a severance amount as follows:

      (a) If terminated during the Initial Term, the Employee's Base Salary in accordance with Section 3.1 to the end of the Initial Term or for a period eighteen (18) months from the date of notice of termination, whichever shall last occur.

      (b) If terminated during a Renewal Term, the Employee's Base Salary in accordance with Section 3.1 for a period of eighteen (18) months from the date of notice of termination.

      (c) If terminated by the Company electing not to renew this Agreement at the end of the Initial Term or at the end of any Renewal Term, the Employee's Base Salary in accordance with Section 3.1 for a period of twelve (12) months from the end of the Initial Term or twelve
            (12) months from the end of a Renewal Term, as the case may be.

      (d) During the any of the above defined severance periods employee fringe benefits, car allowance and outplacement services will be provided until the employee becomes employed by another company or to the end of the severance period whichever is sooner.

7.    MISCELLANEOUS.

      Section 7.1 Assignment.

      This Agreement and the rights of Employee hereunder are personal to Employee, and neither this Agreement nor any right or interest herein or arising hereunder shall be subject to voluntary or involuntary alienation, assignment or transfer by Employee nor may Employee, his estate or designated beneficiary use this Agreement or any right of payment hereunder as a pledge or collateral; for any loan; provided, however, that this Agreement shall be binding upon and shall inure to the benefit of Employee and his heirs, legatees, estate or legal representatives. All rights and obligations of the Company under this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company.

      Section 7.2 Governing Law.

      This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Connecticut (without giving effect to the doctrine of conflict of laws) and of the United States of America.

      Section 7.3 Notices.

      Any notice which the Company is required or may desire to give Employee hereunder shall be given by personal delivery or by registered or certified mail or by private courier service, with postage prepaid, addressed to Employee at his address of record with the Company, or at such other place as Employee may from time to time designate to the Company in writing. Any notice which Employee is required or may desire to give the Company hereunder shall be given by personal delivery or by registered or certified mail or by private courier service, with postage prepaid, addressed to the Company at its principal office, or at such other office as the Company may from time to time designate to Employee in writing. Such notice shall be deemed given when delivered personally or, if mailed, given two (2) days after the date of mailing.

      Section 7.4 Waiver.

       If either party should waive any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

      Section 7.5 Entire Agreement; Modification; Severability.

      This Agreement constitutes the entire agreement of these parties with respect to the subject matter thereof, and all other prior or contemporaneous agreements of the parties with respect to such subject matter, whether oral or written, are hereby merged into this Agreement. This Agreement shall not be changed, modified or amended other than by a further written agreement signed
(i) by a duly authorized officer of the Company and (ii) by Employee.

      Section 7.6 Headings.

      The titles to the Sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of the provision of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the day and year first above written.

                              /s/ PAUL D. SIOMKOS
                              --------------------------------------
                              Paul D. Siomkos ("Employee")


                              NOISE CANCELLATION TECHNOLOGIES, INC.,
                              a Delaware corporation (the "Company")

                              /s/ MICHAEL J. PARRELLA
                              --------------------------------------
                              By:   Michael J. Parrella
                                    President



Exhibit A         Schedule for Equity Participation Rights

Exhibit B         NCT  Standard  Employee's  Confidentiality,  Non-Competition
                  and Invention Agreement

Exhibit C         NCT Standard Benefits

Exhibit D         Employee stock Option Plan

                                                                     Exhibit A
Schedule For Equity Participation Rights

NCT will grant 100,000 shares to the employee upon employee's first day of employment.

NCT will grant 500,000 options to purchase NCT shares at the price as of the date of employment that will vest as follows:

            25% upon employee's first day of employment 25% at the end of the first year of employment 25% at the end of the second year of employment 25% at the end of the third year of employment

If the  Employee is  terminated  pursuant to Section 6.2 or clause (b) or (c) of
Section 6.3 all options will become immediately vested.



Accepted and Agreed to:



/s/ MICHAEL J. PARRELLA
-----------------------
The Company, by:


/s/ PAUL D. SIOMKOS
-----------------------
Employee

                                                                     Exhibit C



NCT Standard Benefits

1.    Annual vacation is three weeks

2.    Life Insurance of at least $250,000

3. Income Protection from Disability of at least 60% of base salary

4. All other benefits offered senior management